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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print or Type Responses)

================================================================================
1. Name and Address of Reporting Person*

   Jacobs, Frederick W.
--------------------------------------------------------------------------------
   (Last) (First) (Middle):

   80 S.W. Eighth Street, Suite 2160
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   (Street)

   Miami, Florida 33130
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   (City) (State)  (Zip)

================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

   November 11, 2002
================================================================================
3. IRS Identification Number of Reporting Person, if an entity (voluntary)


================================================================================
4. Issuer Name and Ticker or Trading Symbol

   Aphton Corporation (NASDAQ:  APHT)
================================================================================
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

      Vice President, Chief Financial Officer, Treasurer and
          Chief Accounting Officer
      --------------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Day/Year)


================================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ] Form filed by One Reporting Person

   [   ] Form filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
(1)

====================================================================================================================================

                          ================================================================================
                                        Table II -- Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
                          --------------------------------------------------------------------------------

1. Title of Derivative             2. Date Exercisable        3. Title and Amount of Securities
   Security (Instr. 4)                and Expiration Date        Underlying Derivative Security
                                      (Month/Day/Year)           (Instr. 4)
                                   ----------------------     ---------------------------------
                                                                                          Amount
                                                                                          or
                                   Date       Expira-                                     Number
                                   Exer-      tion                                        of
                                   cisable    Date            Title                       Shares
------------------------------------------------------------------------------------------------------------------
(1) Warrants to purchase           11/11/2002 10/1/2021       Common Stock                12,500
    common stock
------------------------------------------------------------------------------------------------------------------
(2) Warrants to purchase           4/8/1992   12/31/2015      Common Stock                18,000
    common stock
------------------------------------------------------------------------------------------------------------------
(3) Warrants to purchase           10/1/2001  10/1/2021       Common Stock                25,000
    common stock
------------------------------------------------------------------------------------------------------------------

                          --------------------------------------------------------------------------------
                                        Table II (cont.) -- Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
                          --------------------------------------------------------------------------------
1. Title of Derivative                   4. Conver-          5. Owner-           6. Nature of
   Security (Instr. 4)                      sion or             ship                Indirect
                                            Exercise            Form of             Beneficial
                                            Price of            Derivative          Ownership
                                            Derivative          Securities:         (Instr. 5)
                                            Security            Direct
                                                                (D) or
                                                                Indirect
                                                                (I)
                                                                (Instr.5)
--------------------------------------------------------------------------------------------------------
(1) Warrants to purchase                     $ 1.91              D
    common stock
--------------------------------------------------------------------------------------------------------
(2) Warrants to purchase                     $14.75              D
    common stock
--------------------------------------------------------------------------------------------------------
(3) Warrants to purchase                     $14.75              D
    common stock
========================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


Explanation of Responses:

(1) J-Company award.


     /s/Frederick W. Jacobs                               November 12, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        Frederick W. Jacobs
        Vice President, Chief Financial Officer,
          Treasurer and Chief Accounting Officer
        Aphton Corporation


*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).